As filed with the Securities and Exchange Commission on November 22, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAR PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1311	84-1060803
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

(832) 916-3359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brice Tarzwell

Chief Legal Officer

Par Petroleum Corporation

One Memorial City Plaza

800 Gessner Road, Suite 875

Houston, Texas 77024

(832) 916-3359

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

E. James Cowen

Kevin J. Poli

Porter Hedges LLP

1000 Main Street, 36th Floor

Houston, Texas 77002

(713) 226-6000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	143,884,892	$2.33	$335,251,798.36	$43,180.43(2)

(1)	Represents shares offered by the selling stockholders named in this registration statement and issued to the selling stockholders pursuant to the Common Stock Purchase Agreement between the registrant and the selling stockholders dated September 25, 2013.
(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The calculation of the proposed maximum aggregate offering price of the common stock is based on the average of the bid and asked price for the common stock on November 18, 2013. The registrant previously paid $6,820 in connection with its Registration Statement on Form S-1 (File No. 333-187797) filed with the Securities and Exchange Commission on April 8, 2013, pursuant to which no securities were issued. Pursuant to Rule 457(p) of the Securities Act, the previously paid fee amount is offset against the currently due filing fee. As a result, an additional filing fee of $36,360.43 is due in connection with this filing.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 22, 2013

PROSPECTUS

143,884,892 Shares of Common Stock

This prospectus relates to the offer and resale by the selling stockholders identified in this prospectus of up to 143,884,892 shares of our common stock. The 143,884,892 shares were sold to the selling stockholders through a private placement transaction on September 25, 2013.

The selling stockholders identified in this prospectus (which term as used in this prospectus includes their respective pledges, donees, transferees or other successors-in-interest) may offer this common stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation prohibits any person from becoming a holder of 5% or more of our outstanding common stock, and restricts the ability of any holder of 5% or more of our common stock from disposing of or acquiring shares of our common stock without our consent, except under limited circumstances. Consequently, there are limitations on the acquisition of shares of common stock as described in this prospectus.

Our common stock is quoted on the Over-The- Counter Bulletin Board under the symbol “PARR.” The last reported sale price of our common stock on November 19, 2013 was $2.10 per share.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                , 2013

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About this Prospectus

This prospectus forms a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders may sell from time to time the securities described in this prospectus in one or more offerings. Each time a selling stockholder sells securities, the selling stockholder may be required to provide you with this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Industry and Market Data

The market data and certain other statistical information contained in or incorporated by reference into this prospectus are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information nor have we ascertained the underlying economic or operational assumptions relied upon therein.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. Because this summary provides only a brief overview of the key aspects of the offering, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 3, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 22 and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” beginning on page 38, before making an investment decision. As used in this prospectus, unless otherwise indicated, “we,” “our,” “us” or similar terms refer collectively to Par Petroleum Corporation and its operating subsidiaries.

Our estimated proved reserves information as of December 31, 2012 was evaluated by Netherland, Sewell & Associates, Inc. (“NSAI”), our independent reserve engineers. We have included a glossary of some of the oil and natural gas terms used in this prospectus in Appendix A.

Overview

We are a diversified energy holding company based in Houston, Texas. We manage and maintain interests in a variety of energy-related assets, including an integrated refinery, distribution and marketing business in Hawaii; an interest in natural gas assets located in the Piceance Basin in Colorado; and a crude oil logistics business focused on moving Canadian crude oil to the Gulf of Mexico coast. We are the successor to Delta Petroleum Corporation (“Delta”) following its emergence from bankruptcy, when the company’s name was changed to Par Petroleum Corporation.

Upon Delta’s emergence from bankruptcy on August 31, 2013, Delta and Laramie Energy II, LLC (“Laramie”) contributed their respective natural gas and oil, surface real estate, and related assets in Garfield and Mesa Counties, Colorado in the Piceance Basin to Piceance Energy, LLC (“Piceance Energy”). Piceance Energy is owned 66.66% by Laramie and 33.34% by us.

On December 31, 2012, we acquired all of the issued and outstanding shares of common stock of Texadian Energy, Inc. (“Texadian”), which was formerly known as SEACOR Energy Inc. Texadian operates a crude oil sourcing, marketing, transportation and distribution business with logistics capability in historical pipeline shipping status, a rail car fleet, and tow and barge chartering.

On September 25, 2013, we acquired all of the issued and outstanding membership interests in Tesoro Hawaii, LLC, which was subsequently renamed Hawaii Independent Energy, LLC (“HIE”) and indirectly HIE’s wholly owned subsidiary, Smiley’s Super Service, Inc. In this prospectus, we refer to this acquisition as the “Tesoro Acquisition.” HIE and its acquired subsidiary own, operate and use (i) a petroleum refinery located at the Campbell Industrial Park in Kapolei, Hawaii, (ii) certain pipeline assets, floating pipeline mooring equipment, and refined products terminals, and (iii) retail assets selling fuel products and merchandise on the islands of Oahu, Maui and Hawaii.

Contemporaneously with the consummation of the Tesoro Acquisition, we sold 143,884,892 shares of our common stock to the selling stockholders identified in this prospectus at a price of $1.39 per share in a private placement transaction pursuant to a common stock purchase agreement (the “Common Stock Purchase Agreement”). In connection with the closing of the sale of the shares, we entered into a registration rights agreement with the selling stockholders, pursuant to which we agreed to register the resales of such shares by the selling stockholders under the Securities Act of 1933, as amended (“Securities Act”). Pursuant to the registration rights agreement, we have filed a registration statement on Form S-1 with the SEC, of which this prospectus forms a part, under the Securities Act, to register these resales.

Risk Factors

An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page 3 of this prospectus before investing in our common stock.

Use of Proceeds

Although we will incur expenses in connection with the registration of the securities, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Principal Executive Offices and Additional Information

Our principal executive offices are located at One Memorial City Plaza, 800 Gessner Road, Suite 875, Houston, Texas 77024. Our telephone number is (832) 916-3359. Our website is located at www.par-petro.com. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into this prospectus, before deciding to invest in our common stock. If any of the following risks, or any risk described elsewhere in this prospectus or in the documents incorporated by reference herein, actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and in the documents incorporated by reference herein.

Risks Related to our Businesses

Inadequate liquidity could materially and adversely affect our business operations in the future.

Following our emergence from bankruptcy, our primary source of cash flow has been borrowings under our Delayed Draw Term Loan Credit Agreement (the “Loan Agreement”). In connection with the consummation of the Tesoro Acquisition, we entered into (i) certain supply and exchange agreements with Barclays Bank PLC (the “Barclays Supply and Exchange Agreements”) to provide financing for the operations of the business of HIE, and (ii) a senior secured revolving credit facility with Deutsche Bank AG New York Branch, as administrative agent (the “ABL Facility”). If our cash flow and capital resources are insufficient to fund our obligations, we may be forced to reduce our capital expenditures, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all. Our liquidity is constrained by the restrictions on the ability of Piceance Energy to distribute cash to us under its $400 million secured revolving credit facility (the “Piceance Energy Credit Facility”), by our need to satisfy our obligations under our debt agreements, including our Loan Agreement, our Barclays Supply and Exchange Agreements, our ABL Facility, and our uncommitted credit agreement with BNP Paribas, and by potential capital contributions to be made by us to Piceance Energy under the limited liability company agreement with Laramie that governs the operations of Piceance Energy. Our liquidity will be further constrained by the currently low level of natural gas prices, which reduces our cash flows from operations. The availability of capital when the need arises will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, the spread between crude oil prices and the prices received for refined products (the “crack spread”), natural gas and oil prices, our credit ratings, interest rates, market perceptions of us or the industries in which we operate, our market value and our operating performance. We may be unable to execute our long-term operating strategy if we cannot obtain capital from these sources when the need arises.

We may be unable to successfully identify, execute or effectively integrate future acquisitions, or effectively integrate recent acquisitions, which may negatively affect our results of operations.

We will continue to pursue acquisitions in the future. Although we regularly engage in discussions with, and submit proposals to, acquisition candidates, suitable acquisitions may not be available in the future on reasonable terms. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing businesses. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new businesses may not generate the anticipated level of revenues, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably. Our inability to successfully identify, execute or effectively integrate future acquisitions may negatively affect our results of operations.

The Tesoro Acquisition involves risks associated with acquisitions and integrating acquired businesses and the intended benefits of the Tesoro Acquisition may not be realized.

The Tesoro Acquisition involves risks associated with acquisitions and integrating acquired businesses into existing operations, including that:

•	our senior management’s attention, and a significant amount of our resources, may be diverted from the management of daily operations of our other businesses to the integration of HIE;

•	we could incur significant unknown and contingent liabilities for which we have limited or no contractual remedies or insurance coverage;

•	the businesses acquired in the Tesoro Acquisition may not perform as well as we anticipate; and

•	unexpected costs, delays and challenges may arise in integrating HIE into our existing operations.

If we fail to integrate HIE into our existing businesses, or if we fail to realize the full benefits we anticipate from the Tesoro Acquisition, our business, results of operations and financial condition would be adversely affected.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

We have, and will continue to have, a significant amount of indebtedness. Our degree of leverage could have important consequences, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, acquisitions and general corporate or other purposes;

•	the debt service requirements of other indebtedness in the future could make it more difficult for us to satisfy our obligations;

•	borrowings may be at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may from time to time be out of compliance with covenants under our debt agreements, which may allow the lenders to accelerate the related debt and foreclose on assets securing that debt.

Our obligation to repay our existing indebtedness will limit our ability to use our capital for other purposes. We may also incur additional debt, including secured indebtedness, or issue preferred stock in order to maintain adequate liquidity and develop our businesses to the extent desired. A higher level of indebtedness and/or preferred stock would increase the risk that we may default on our obligations. Our ability to meet our debt obligations depends on our future performance. General economic conditions, the crack spread, natural gas and oil prices and financial, business and other factors affect our operations and our future performance. Many of these factors are beyond our control. Factors that will affect our ability to raise cash through an offering of securities or a refinancing of our debt include financial market conditions, the value of our assets and our performance at the time we need capital.

Our ability to generate cash and repay our indebtedness depends on many factors beyond our control, and any failure to do so could harm our business, financial condition and results of operations.

Our ability to fund future capital expenditures and repay our indebtedness when due will depend on our ability to generate sufficient cash flow from operations, borrowings under our debt agreements and distributions from Piceance Energy. To a certain extent, this is subject to general economic, financial, competitive, legislative and regulatory conditions and other factors that are beyond our control, including the crack spread and the prices we receive for our natural gas and oil production.

We cannot assure you that our businesses will generate sufficient cash flow from operations, that Piceance Energy can or will make sufficient distributions to us or that future borrowings will be available to us in an amount sufficient to repay our indebtedness or fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our needs, we may be forced to reduce our planned capital expenditures, sell assets, seek additional equity or debt capital or restructure our debt. We cannot assure you that any of these remedies could, if necessary, be affected on commercially reasonable terms, or at all, which could cause us to default on our obligations and could impair our liquidity.

We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability.

As of December 31, 2012, we estimated that we had approximately $1.3 billion of net operating loss tax carryforwards (“NOLs”). In order to utilize the NOLs, we must generate taxable income which can offset such carryforwards. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced or eliminated if we were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during any three year “testing period” by “5% shareholders.”

In order to help us preserve the NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Code. We expect that the restrictions will remain in place for the foreseeable future. We cannot assure you, however, that these restrictions will prevent an ownership change.

The NOLs will expire in various amounts, if not used, between 2027 and 2032. The Internal Revenue Service (the “IRS”) has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS were successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated income and we may not be able to pay taxes that may be due.

The current financial environment may have impacts on our businesses and financial condition that we cannot predict.

The continued instability in the global financial system and related limitation on availability of credit may continue to have an impact on our businesses and our financial condition, and we may continue to face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets in the future when we would like, or need, to raise capital could be restricted as a result. The difficult financial environment may also limit the number of prospects for potential joint venture, asset monetization or other capital raising transactions that we may pursue in the future or reduce the values we are able to realize in those transactions, making these transactions uneconomic or difficult to consummate. The economic situation could also adversely affect the collectability of our trade receivables and cause our commodity hedging arrangements, if any, to be ineffective if our counterparties are unable to perform their obligations.

We may be unable to compete effectively with larger companies for acquisitions, which could have a material adverse effect on our businesses, results of operations, and financial condition.

The industries in which we operate are intensely competitive, and we compete with other companies that have greater resources than we have. Our ability to acquire additional businesses or properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable businesses or properties for acquistion and to consummate transactions in a highly competitive environment. Many of our larger competitors carry on refining operations and market petroleum and other products and explore for and produce natural gas and oil, on a regional, national or worldwide basis. These companies may be able to pay more for acquisition targets, or evaluate or bid for and purchase a greater number of acquisition targets than our resources permit. Our inability to compete effectively with larger companies for acquisitions could have a material adverse effect on our business, results of operations, and financial condition.

We are exposed to credit risk as it affects third parties with whom we have contracted.

Third parties with whom we have contracted may lose existing financing or be unable to obtain additional financing necessary to continue their businesses. The inability of a third party to make payments to us for our accounts receivable, or the failure of our third party suppliers to meet our demands because they cannot obtain sufficient credit to continue their operations, may cause us to experience losses and may adversely impact our liquidity and our ability to make our payments when due.

The adoption and implementation of new statutory and regulatory requirements for derivative transactions could have an adverse impact on our ability to hedge risks associated with our businesses and increase the working capital requirements to conduct these activities.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides for new statutory and regulatory requirements for derivative transactions, including oil and natural gas hedging transactions. Among other things, the Dodd-Frank Act provides for the creation of position limits for certain derivatives transactions, as well as requiring certain transactions to be cleared on exchanges for which cash collateral will be required. In October 2011, the Commodity Futures Trading Commission (the “CFTC”) approved final rules that establish position limits for futures contracts on 28 physical commodities, including four energy commodities, and swaps, futures and options that are economically equivalent to those contracts. The rules provide an exemption for “bona fide hedging” transactions or positions, but this exemption is narrower than the exemption under existing CFTC position limit rules. These newly approved CFTC position limits rules were vacated by the United States District Court for the District of Columbia in September 2012. The CFTC has appealed that ruling and it is uncertain at this time whether, when, and to what extent the CFTC position limits rules will become effective.

It is not possible at this time to predict with certainty the full effect of the Dodd-Frank Act and CFTC rules on us and the timing of such effects. The Dodd-Frank Act may require us to comply with margin requirements and with certain clearing and trade-execution requirements if we do not satisfy certain specific exceptions. The Dodd-Frank Act may also require the counterparties to our derivatives contracts to transfer or assign some of their derivatives contracts to a separate entity, which may not be as creditworthy as the current counterparty. Depending on the rules adopted by the CFTC or similar rules that may be adopted by other regulatory bodies, we might in the future be required to provide cash collateral for our commodities hedging transactions under circumstances in which we do not currently post cash collateral. Posting of such additional cash collateral could impact liquidity and reduce our cash available for capital expenditures. A requirement to post cash collateral could therefore reduce our ability to execute hedges to reduce commodity price uncertainty and thus protect cash flows. If we reduce our use of derivatives as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

Our disclosure controls and procedures may not prevent or detect all acts of fraud.

Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or submit under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, they cannot provide absolute assurance that all control issues and instances of fraud, if any, within our companies have been prevented or detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system, misstatements due to error or fraud may occur and not be detected.

Risks Related to our Petroleum Product Refining and Marketing Operations conducted by HIE

The volatility of crude oil prices, refined product prices and electrical power prices may have a material adverse effect on HIE’s cash flow and results of operations.

Earnings and cash flows from our refining and wholesale marketing operations depend on a number of factors, including to a large extent the cost of crude oil and other refinery feedstocks which has fluctuated significantly in recent years. While prices for refined products are influenced by the price of crude oil, the constantly changing margin between the price we pay for crude oil and other refinery feedstocks, and the spread between crude oil prices and the prices received for refined products (the “crack spread”) also fluctuates significantly from time to time. These prices depend on numerous factors beyond our control, including the global supply and demand for crude oil, gasoline and other refined products, which are subject to, among other things:

•	changes in the global economy and the level of foreign and domestic production of crude oil and refined products;

•	availability of crude oil and refined products and the infrastructure to transport crude oil and refined products;

•	local factors, including market conditions, the level of operations of other refineries in our markets, and the volume of refined products imported;

•	threatened or actual terrorist incidents, acts of war, and other global political conditions;

•	government regulations; and

•	weather conditions, hurricanes or other natural disasters.

In addition, we purchase our refinery feedstocks weeks before manufacturing and selling the refined products. Price level changes during the period between purchasing feedstocks and selling the manufactured refined products from these feedstocks could have a significant impact on our financial results. We also purchase refined products manufactured by others for sale to our customers. Price level changes during the periods between purchasing and selling these refined products could also have a material adverse effect on our business, financial condition and results of operations.

Volatile prices for electrical power used by our refinery and other operations affect manufacturing and operating costs. Electricity prices have been, and will continue to be, affected by supply and demand for fuel and utility services in Hawaii.

Adverse changes in global economic conditions and the demand for transportation fuels may impact our business and financial condition in ways that we currently cannot predict.

The U.S. economic recovery from the recent recession continues to be tenuous, and the risk of further significant global economic downturn continues. Further prolonged downturns or failure to recover could result in declines in consumer and business confidence and spending as well as increased unemployment and reduced demand for transportation fuels. This continues to adversely affect the business and economic environment in which we operate. These conditions increase the risks associated with the creditworthiness of our suppliers, customers and business partners. The consequences of such adverse effects could include interruptions or delays in our suppliers’ performance of our contracts, reductions and delays in customer purchases, delays in or the inability of customers to obtain financing to purchase our products, and bankruptcy of customers. Any of these events may adversely affect our cash flow, profitability and financial condition.

Competition from integrated national and international oil companies that produce their own supply of feedstocks, larger independent refiners and from high volume retailers and large convenience store retailing operators who may have greater financial resources, could materially affect our business, financial condition and results of operations.

We compete with a number of integrated national and international oil companies who produce crude oil, some of which is used in their refining operations. Unlike these oil companies, we must purchase all of our crude oil from unaffiliated sources. Because these oil companies benefit from increased commodity prices, and as other larger independent refining companies have greater access to capital and have stronger capital structures, they are able to better withstand poor and volatile market conditions, such as a lower refining margin environment, shortages of crude oil and other feedstocks or extreme price fluctuations.

We also face strong competition in the fuel and convenience store retailing market for the sale of retail gasoline and convenience store merchandise. Our competitors include service stations operated by integrated major oil companies and well-recognized national high volume retailers or regional large chain convenience store operators, often selling gasoline or merchandise at aggressively competitive prices.

Some of these competitors may have access to greater financial resources, which may provide them with a better ability to bear the economic risks inherent in all phases of our industry. Fundamental changes in the supply dynamics of foreign product imports could lead to reduced margins for the refined products we market, which could have an adverse effect on the profitability of our fuel retailing business.

Meeting the requirements of evolving environmental, health and safety laws and regulations including those related to climate change could adversely affect our performance.

Consistent with the experience of other U.S. refiners, environmental laws and regulations have raised operating costs and require significant capital investments at our refinery. We believe that existing physical facilities at our refinery are substantially adequate to maintain compliance with existing applicable laws and regulatory requirements. However, we may be required to address conditions that may be discovered in the future and require a response. Also, potentially material expenditures could be required in the future as a result of evolving environmental, health and safety, and energy laws, regulations or requirements that may be adopted or imposed in the future. Future developments in federal and state laws and regulations governing environmental, health and safety and energy matters are especially difficult to predict.

Currently, multiple legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of consideration, promulgation or implementation. These include actions to develop national, statewide or regional programs, each of which could require reductions in our greenhouse gas emissions. Requiring reductions in our greenhouse gas emissions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls at our facilities and (iii) administer and manage any greenhouse gas emissions programs, including acquiring emission credits or allotments.

Requiring reductions in our greenhouse gas emissions and increased use of renewable fuels which can be supplied by producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual customers could also decrease the demand for our refined products, and could have a material adverse impact on our business, financial condition and results of operations. For example:

•	The United States Environmental Protection Agency (the “USEPA”) proposed regulations in 2009, that would require the reduction of emissions of greenhouse gases from light trucks and cars, and would establish permitting thresholds for stationary sources that emit greenhouse gases and require emissions controls for those sources. Promulgation of the final rule on April 1, 2010, has resulted in a cascade of related rulemakings by the USEPA pursuant to the Federal Clean Air Act (the “CAA”) relative to controlling greenhouse gas emissions.

•	In December 2007, the Energy Independence and Security Act was enacted into federal law, which created a second renewable fuels standard. This standard requires the total volume of renewable transportation fuels (including ethanol and advanced biofuels) sold or introduced in the U.S. to reach 16.6 billion gallons in 2013 and to increase to 36 billion gallons by 2022.

In addition, the inability of third parties to manufacture advanced biofuels may prohibit us from meeting the requirements of the Energy Independence and Security Act of 2007.

Our operations are subject to operational hazards that could expose us to potentially significant losses.

Our operations are subject to potential operational hazards and risks inherent in refining operations and in transporting and storing crude oil and refined products. Any of these risks, such as fires, explosions, maritime disasters, security breaches, pipeline ruptures and spills, mechanical failure of equipment, and severe weather and natural disasters, at our or third party facilities could result in business interruptions or shutdowns and damage to our properties and the properties of others. A serious accident at our facilities could also result in serious injury or death to our employees or contractors and could expose us to significant liability for personal injury claims and reputational risk. Any such event or unplanned shutdown could have a material adverse effect on our business, financial condition and results of operations.

We carry property, casualty and business interruption insurance but such insurance may not provide coverage against all potential losses.

We carry property, casualty and business interruption insurance but we do not maintain insurance coverage against all potential losses. Marine vessel charter agreements do not include indemnity provisions for oil spills so we also carry marine charterer’s liability insurance. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance or failure by one or more insurers to honor its coverage commitments for an insured event could have a material adverse effect on our business, financial condition and results of operations.

Our business is impacted by environmental risks of spills, discharges or other releases of petroleum or hazardous substances that are inherent in refining operations.

The operation of refineries, pipelines, and refined products terminals is inherently subject to the risks of spills, discharges or other inadvertent releases of petroleum or hazardous substances. These events could occur in connection with our refinery, pipelines, or refined products terminals, or in connection with any facilities which receive our waste or by-products for treatment or disposal. If any of these events occur, or is found to have previously occurred, we could be liable for costs and penalties associated with their remediation under federal, state and local environmental laws or common law, and could be liable for property damage to third parties caused by contamination from releases and spills. The penalties and clean-up costs that we may have to pay for releases or the amounts that we may have to pay to third parties for damages to their property, could be significant and the payment of these amounts could have a material adverse effect on our business, financial condition and results of operations.

We operate in and adjacent to environmentally sensitive coastal waters where tanker, pipeline, and refined product transportation and storage operations are closely regulated by federal, state and local agencies and monitored by environmental interest groups. Transportation and storage of crude oil and refined products over and adjacent to water involves inherent risk and subjects us to the provisions of the Federal Oil Pollution Act of 1990 and state laws in Hawaii. Among other things, these laws require us and the owners of tankers that we charter to deliver crude oil to our refinery to demonstrate in some situations the capacity to respond to a spill of up to one million barrels of oil from a tanker and up to 600,000 barrels of oil from an above ground storage tank adjacent to water, which we refer to as a “Worst Case Discharge,” to the maximum extent possible.

We and the owners of tankers we charter have contracted with various spill response service companies in the areas in which we transport and store crude oil and refined products to meet the requirements of the Federal Oil Pollution Act of 1990 and state and foreign laws. However, there may be accidents involving tankers, pipelines, or above ground storage tanks transporting or storing crude oil or refined products, and response services may not respond to a Worst Case Discharge in a manner that will adequately contain that discharge, or we may be subject to liability in connection with a discharge. Additionally, we cannot ensure that all resources of a contracted response service company could be available for our or a chartered tanker owner’s use at any given time. There are many factors that could inhibit the availability of these resources, including, but not limited to, weather conditions, governmental regulations or other global events. By requirement of state or federal rulings, these resources could be diverted to respond to other global events.

Our operations are also subject to general environmental risks, expenses and liabilities which could affect our results of operations.

From time to time we have been, and presently are, subject to litigation and investigations with respect to environmental and related matters. We may become involved in further litigation or other proceedings, or we may be held responsible in any existing or future litigation or proceedings, the costs of which could be material.

We operate and have in the past operated retail stations with underground storage tanks in Hawaii. Federal and state regulations and legislation govern the storage tanks, and compliance with these requirements can be costly. The operation of underground storage tanks poses certain risks, including leaks. Leaks from underground storage tanks, which may occur at one or more of our retail stations, or which may have occurred at our previously operated retail stations, may impact soil or groundwater and could result in fines or civil liability for us.

Our inventory risk management activities are designed to manage the risk of volatile prices associated with our physical inventory and may result in substantial derivative gains and losses.

We enter into derivative transactions to manage the risks from changes in the prices of crude oil and refined products. Our inventory risk management activities are designed to manage the risk stemming from the volatile prices associated with our physical inventories and may result in substantial derivatives gains and losses. We hedge price risk on inventories above or below our target levels to mitigate the impact these price fluctuations have on our earnings and cash flows. Consequently, our derivatives hedging results may fluctuate significantly from one reporting period to the next depending on the terms of the derivative transactions, commodity price fluctuations and our relative physical inventory positions.

We are subject to interruptions of supply and increased costs as a result of our reliance on third-party transportation of crude oil and refined products.

Our Hawaii refinery currently receives its crude oil via ships and barges and transports some refined products from Oahu to Hawaii and Maui. In addition to environmental risks discussed above, we could experience an interruption of supply or an increased cost to deliver refined products to market if the ability of the pipelines or vessels to transport crude oil or refined products is disrupted because of accidents, governmental regulation or third-party action. A prolonged disruption of the ability of a pipeline or vessels to transport crude oil or refined products could have a material adverse effect on our business, financial condition and results of operations.

We rely upon certain critical information systems for the operation of our business, and the failure of any critical information system, including a cyber-security breach, may result in harm to our business.

We are heavily dependent on our technology infrastructure and maintain and rely upon certain critical information systems for the effective operation of our business. These information systems include data network and telecommunications, internet access and our websites, and various computer hardware equipment and software applications, including those that are critical to the safe operation of our refinery and our pipelines and terminals. These information systems are subject to damage or interruption from a number of potential sources including natural disasters, software viruses or other malware, power failures, cyber-attacks, and other events. To the extent that these information systems are under our control, we have implemented measures such as virus protection software and intrusion detection systems, to address the outlined risks. However, security measures for information systems cannot be guaranteed to be failsafe. Any compromise of our data security or our inability to use or access these information systems at critical points in time could unfavorably impact the timely and efficient operation of our business and subject us to additional costs and liabilities, which could adversely affect our results of operations. Finally, federal legislation relating to cyber-security threats could impose additional requirements on our operations.

Risks Related to the Natural Gas and Oil Business and Operations Conducted by Piceance Energy and, to a lesser extent, us.

Piceance Energy and to a lesser extent, we, will face substantially similar risks as those that face other natural gas and oil exploration and production companies. Our natural gas and oil operations are not significant when compared to those of Piceance Energy or when compared to our other businesses. We do not currently operate our natural gas and oil properties, and we do not have adequate staffing for the evaluation, acquisition or operation of natural gas and oil properties. All disclosures included in or incorporated by reference into this prospectus regarding operational risks facing natural gas and oil exploration and production operations will also be operational risks faced by Piceance Energy and, to a lesser extent, us.

We are dependent in part upon the results of Piceance Energy.

Our 33.34% ownership interest in Piceance Energy is one of our most significant assets. Our operating income will therefore be dependent in part on the profitability of Piceance Energy and on the ability of Piceance Energy to make distributions to its owners, which is currently prohibited by the terms of the Piceance Energy Credit Facility. In addition, Laramie, which owns the remaining 66.66% ownership interest in Piceance Energy, controls most decisions affecting Piceance Energy’s operations and we only have veto rights over decisions of Piceance Energy in a limited number of areas. Piceance Energy also pays to Laramie a monthly fee of $650,000 to operate and manage its assets. This will further limit Piceance Energy’s ability to make distributions to us. Our results of operations could be adversely affected until we are able to receive distributions from Piceance Energy on a timely basis.

We cannot control the activities on properties we do not operate and we are unable to ensure the proper operation and profitability of these non-operated properties.

Although we have representation on the board of managers of Piceance Energy, Piceance Energy is managed by Laramie, which controls its day-to-day operations. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of drilling and development activities therefore will depend upon a number of factors outside of our control, including Laramie’s:

•	timing and amount of capital expenditures;

•	expertise and diligence in adequately performing operations and complying with applicable agreements;

•	financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

As a result of any of the above or other failure of Laramie to act in ways that are in our best interest, our results of operations could be adversely affected.

Due diligence of acquired natural gas and oil properties and businesses is often incomplete, which could harm our results of operations.

Even though we will perform due diligence reviews (including a review of title and other records) of the natural gas and oil properties we may seek to acquire that we believe is consistent with industry practices, these reviews are inherently incomplete. We do not currently have adequate staffing for the evaluation, acquisition or operation of natural gas and oil properties. It is generally not feasible for us to perform an in-depth review of every individual property and all records involved in any acquisition. However, even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit us to become familiar enough with the properties to assess fully their deficiencies and potential. Even when problems are identified, we may assume certain environmental and other risks and liabilities in connection with the acquired businesses and properties. The discovery of any material liabilities associated with our acquisitions could harm our results of operations.

Natural gas and oil prices are volatile. Lower prices have adversely affected our financial position, financial results, cash flows, access to capital and ability to grow.

Our revenues, operating results, profitability and future rate of growth are dependent, in part, upon the prices we receive for the natural gas and oil we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.

Historically, the markets for natural gas and oil have been volatile and they are likely to continue to be volatile. Wide fluctuations in natural gas and oil prices may result from relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of natural gas and oil;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the proximity and capacity of natural gas pipelines and other transportation facilities;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the nature and extent of regulation relating to carbon and other greenhouse gas emissions (“GHGs”);

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions; and

•	overall domestic and global economic conditions.

These factors and the volatility of the energy markets make it extremely difficult to predict future natural gas and oil price movements. Declines in natural gas and oil prices not only reduce revenue, but also reduce the amount of natural gas and oil that we can produce economically and, as a result, have had, and could in the future have, a material adverse effect on our financial condition, results of operations, cash flows and reserves. Further, oil and natural gas prices do not move in tandem. Because approximately 73% of our reserves, and 74% of Piceance Energy’s reserves, at December 31, 2012 were natural gas reserves, we are more affected by movements in natural gas prices. Natural gas prices have fallen to historic lows in recent periods.

We may enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in natural gas or oil prices. Any substantial or extended decline in the prices of or demand for natural gas or oil would have a material adverse effect on our financial condition, liquidity, ability to meet our financial obligations and results of operations.

Information concerning our reserves is uncertain.

There are numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner. The accuracy of an estimate of quantities of natural gas and oil reserves, or of cash flows attributable to such reserves, is a function of the available data, assumptions regarding future natural gas and oil prices, availability and terms of financing, expenditures for future development and exploitation activities, and engineering and geological interpretation and judgment. Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities, natural gas and oil prices and regulatory changes. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and value of cash flows from those reserves may vary significantly from our assumptions and estimates. In addition, reserve engineers may make different estimates of reserves and cash flows based on the same data. Further, the difficult financing environment may inhibit our ability to finance development of our reserves in the future.

The estimated quantities of proved reserves and the discounted present value of future net cash flows attributable to those reserves as of December 31, 2012 included in our periodic reports filed with the SEC were prepared by our independent reserve engineers in accordance with the rules of the SEC, and are not intended to represent the fair market value of such reserves. As required by the SEC, the estimated discounted present value of future net cash flows from proved reserves is generally based on prices and costs as required by the SEC on the date of the estimate, while actual future prices and costs may be materially higher or lower. In addition, the 10% discount factor the SEC requires to be used to calculate discounted future net revenues for reporting purposes is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the natural gas and oil industry in general.

We may not be able to replace production with new reserves.

Our reserves will decline as they are produced unless we acquire new properties with proved reserves or conduct successful development and exploration drilling activities. Our future natural gas and oil production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and developing existing proved reserves, which is in turn dependent on, among other things, the availability of capital to fund such acquisition and development activity. A failure to acquire or develop new reserves would have a material adverse effect on our business and results of operations.

Exploration and development drilling may not result in commercially productive reserves.

We may not always encounter commercially producing reservoirs through our drilling operations, new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we may use would not allow us to know conclusively prior to drilling a well that natural gas or oil is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill or participate in dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations, or the drilling operations on wells in which we may participate, may be curtailed, delayed or canceled as a result of a variety of factors, including:

•	increases in the cost of, or shortages or delays in the availability of, drilling rigs, equipment, labor or other services;

•	unexpected drilling conditions;

•	title problems;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse weather conditions; and

•	compliance with environmental and other governmental requirements.

If natural gas or oil prices decrease or exploration and development efforts are unsuccessful, we may be required to take further writedowns.

We have been required in the past to take writedowns of the carrying value of our natural gas and oil properties and other assets and may be required to do so in the future, which would reduce our earnings and there is a risk that we will be required to take additional writedowns. A writedown could occur when natural gas or oil prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration and development results.

We account for our natural gas and oil exploration and development activities utilizing the successful efforts method of accounting. Under this method, costs of productive exploratory wells, development dry holes and productive wells and undeveloped leases are capitalized. Natural gas and oil lease acquisition costs are also capitalized. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. If the carrying amount of our natural gas and oil properties exceeds the estimated undiscounted future net cash flows, we will adjust the carrying amount of the natural gas and oil properties to their estimated fair value.

We review our natural gas and oil properties for impairment quarterly or whenever events and circumstances indicate that the carrying value may not be recoverable. Once incurred, a writedown of natural gas and oil properties is not reversible at a later date even if natural gas or oil prices increase. Given the complexities associated with natural gas and oil reserve estimates and the history of price volatility in the natural gas and oil markets, events may arise that would require us to record an impairment of the recorded carrying values associated with our natural gas and oil properties.

Title to the properties in which we have an interest may be impaired by title defects.

Title to natural gas and oil interests is often not capable of conclusive determination without incurring substantial expense. Title defects may exist in many of our natural gas and oil interests. In addition, we may be unable to obtain adequate insurance for title defects on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired.

The exploration, development and operation of natural gas and oil properties involve substantial risks that may result in a total loss of investment.

The business of exploring for and, to a lesser extent, developing and operating natural gas and oil properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Natural gas and oil drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

•	availability of capital;

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	adverse changes in prices;

•	adverse weather and severe climate conditions;

•	title problems;

•	fires, explosions, blowouts or cratering;

•	loss of circulation of drilling fluids;

•	shortages in experienced labor;

•	pollution and other environmental risks;

•	increases in the cost, or shortages or delays in the delivery, of equipment;

•	difficulty in estimating development costs over a period of years; and

•	delays in permitting or environmental review.

We may drill or participate in wells that are unproductive or, although productive, do not produce oil and/or natural gas in economic quantities. Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market-related factors, including, but not limited to, the factors set forth above, may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair, prevent or contaminate the production of oil and/or natural gas from the well, or in the event of lower than expected commodity prices.

The marketability of our natural gas production depends mostly upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities, which are owned by third parties.

The marketability of our production depends upon the availability, operation and capacity of natural gas gathering systems, pipelines and processing facilities, which are owned by third parties. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. United States federal, state and foreign regulation of natural gas and oil production and transportation, tax and energy policies, damage to or destruction of pipelines, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market natural gas and oil. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

Prices may be affected by local and regional factors.

The prices to be received for our natural gas production will be determined to a significant extent by factors affecting the local and regional supply of and demand for natural gas, including the adequacy of the pipeline and processing infrastructure in the region to process, and transport, our production and that of other producers. Those factors result in basis differentials between the published indices generally used to establish the price received for regional natural gas production and the actual (frequently lower) price we receive for our production.

Seasonal weather conditions and wildlife restrictions could adversely affect our ability to conduct operations.

Our operations could be adversely affected by weather conditions and wildlife restrictions. In the Rocky Mountains, certain activities cannot be conducted as effectively during the winter months. Winter and severe weather conditions limit and may temporarily halt the ability to operate during such conditions. These constraints and the resulting shortages or high costs could delay or temporarily halt our operations and materially increase our operation and capital costs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, a critical habitat designation for certain wildlife under the U.S. Endangered Species Act or similar state laws could result in material restrictions to public or private land use and could delay or prohibit land access or development. The listing of certain species as threatened and endangered could have a material impact on our operations in areas where such listed species are found.

The natural gas and oil industry experiences numerous operating hazards that could result in substantial losses.

The exploration, development and operation of natural gas and oil properties involve a variety of operating risks including the risk of fire, explosions, blowouts, cratering, pipe failure, abnormally pressured formations, natural disasters, acts of terrorism or vandalism, and environmental hazards, including oil spills, gas leaks, pipeline ruptures or discharges of toxic gases. These industry operating risks can result in injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties, and suspension of operations which could result in substantial losses.

We may be unable to compete with larger companies for property acquisitions.

The natural gas and oil industry is highly competitive and we compete with many companies that have greater resources than we have. These companies may be able to pay more for properties or assets or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial resources permit. In addition, these companies may have a greater ability to continue exploration and development activities during periods of low market prices and to absorb the burden of present and future federal, state, local and other laws and regulations.

We may not receive payment for a portion of our future production.

The concentration of credit risk in a single industry affects our overall exposure to credit risk because customers may be similarly affected by changes in economic and other conditions. If economic conditions deteriorate, it is likely that situations will occur which will expose us to added risk of not being paid for natural gas or oil that we deliver. We do not attempt to obtain credit protections such as letters of credit, guarantees or prepayments from our purchasers. We are unable to predict what impact the financial difficulties of any of our purchasers may have on our future results of operations and liquidity.

We have no long-term contracts to sell natural gas and oil.

We do not have any long-term supply or similar agreements with governments or other authorities or entities for which we act as a producer. We are therefore dependent upon our ability to sell natural gas and oil at the prevailing wellhead market price. We can provide no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

We maintain several types of insurance to cover our operations, including worker’s compensation and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies. Such insurance may not be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase. Terrorist attacks and certain potential natural disasters may change our ability to obtain adequate insurance coverage. The occurrence of a significant event that is not fully insured or indemnified against could materially and adversely affect our financial condition and operations.

We may incur substantial costs to comply with the various federal, state and local laws and regulations that affect our natural gas and oil operations.

We are affected significantly by a substantial amount of governmental regulations that increase costs related to the drilling of wells and the transportation and processing of natural gas and oil. It is possible that the number and extent of these regulations, and the costs to comply with them, will increase significantly in the future. In Colorado, for example, significant governmental regulations have been adopted that are primarily driven by concerns about wildlife and the environment. These government regulatory requirements may result in substantial costs that are not possible to pass through to our customers and which could impact the profitability of our operations.

Our natural gas and oil operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to health and safety, land use, environmental protection or the natural gas and oil industry generally. Legislation affecting the industry is under constant review for amendment or expansion, frequently increasing our regulatory burden. Compliance with such laws and regulations often increases our cost of doing business and, in turn, decreases our profitability. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the incurrence of investigatory or remedial obligations, or the issuance of cease and desist orders.

The environmental laws and regulations to which we are subject may, among other things:

•	require applying for and receiving a permit before drilling commences;

•	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from our operations.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations, competitive position or financial condition. Over the years, we have owned or leased numerous properties for natural gas and oil activities upon which petroleum hydrocarbons or other materials may have been released by us or by predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act, the federal Resource Conservation and Recovery Act and analogous state laws, we could be held strictly liable for the removal or remediation of previously released materials or property contamination at such locations regardless of whether we were responsible for the release or whether the operations at the time of the release were standard industry practice.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Congress has considered legislation to amend the federal Safe Drinking Water Act to require the disclosure of chemicals used by the natural gas and oil industry in the hydraulic fracturing process, and other legislation regulating hydraulic fracturing has been considered, and in some cases adopted, at various levels of government. Hydraulic fracturing is an important and commonly used process in the completion of unconventional natural gas wells in shale formations, as well as tight conventional formations, including many of those that we complete and produce. This process involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Sponsors of these bills have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies and/or that hydraulic fracturing could pose a variety of other risks. Any additional level of regulation could lead to operational delays or increased operating costs and could result in additional regulatory burdens that could make it more difficult to perform hydraulic fracturing and increase our costs of compliance and doing business.

Natural gas drilling and production operations require adequate sources of water to facilitate the fracturing process and the disposal of that water when it flows back to the wellbore. If we are unable to obtain adequate water supplies and dispose of the water we use or remove at a reasonable cost and within applicable environmental rules, our ability to produce natural gas commercially and in commercial quantities would be impaired.

New environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells may increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, all of which could have an adverse affect on our operations and financial performance. Water that is used to fracture natural gas wells must be removed when it flows back to the wellbore. Our ability to remove and dispose of water will affect our production and the cost of water treatment and disposal may affect our profitability. The imposition of new environmental initiatives and regulations could include restrictions on our ability to conduct hydraulic fracturing or disposal of waste, including produced water, drilling fluids and other wastes associated with the exploration, development and production of natural gas.

Proposed changes to U.S. tax laws, if adopted, could have an adverse effect on our business, financial condition, results of operations and cash flows.

The U.S. President’s Fiscal Year 2014 Budget Proposal includes provisions that would, if enacted, make significant changes to U.S. tax laws applicable to oil and natural gas exploration and production companies. These changes include, but are not limited to:

•	the repeal of the limited percentage depletion allowance for oil and natural gas production in the United States;

•	the elimination of current deductions for intangible drilling and development costs;

•	the elimination of the deduction for certain domestic production activities; and

•	an extension of the amortization period for certain geological and geophysical expenditures.

These proposed changes in the U.S. tax laws, if adopted, or other similar changes that reduce or eliminate deductions currently available with respect to oil and natural gas exploration and development, could adversely affect our business, financial condition, results of operations, and cash flows.

Potential legislative and regulatory actions addressing climate change could increase our costs, reduce our revenue and cash flow from natural gas and oil sales or otherwise alter the way we conduct our business.

Future changes in the laws and regulations to which we are subject may make it more difficult or expensive to conduct our operations and may have other adverse effects on us. For example, the USEPA has issued a notice of finding and determination that emissions of carbon dioxide, methane and other GHGs present an endangerment to human health and the environment, which allows the USEPA to begin regulating emissions of GHGs under existing provisions of the CAA. The USEPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress has considered and may in the future consider “cap and trade” legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. For those sources of GHGs that are unable to meet the required limitations, such legislation could impose substantial financial burdens. Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs and could have an adverse effect on demand for our production.

Risks Related to our Transportation, Distribution and Trading Operations conducted by Texadian

Texadian’s risk management strategies may not be effective.

Texadian is exposed to volatility in crude oil prices. To minimize such exposures, inventory levels are monitored when making decisions with respect to risk management. Generally, Texadian only purchases crude oil products for which it has a market and structures its purchase and sales contracts so that price fluctuations for those products do not materially affect the margin it receives. Texadian also seeks to maintain a position that is substantially balanced; however, it may experience net unbalanced positions for short periods of time as a result of transportation and delivery variances, as well as logistical issues associated with inland river conditions. Physical inventory is monitored and managed to a balanced position over a reasonable period of time. Additionally, when delays in delivery or receipt do occur they are hedged using future positions and the resulting gains or losses are recorded as derivative income or losses in the month they are realized. Texadian’s business is also affected by counterparty risk including non-performance by suppliers, vendors and counterparties, fluctuations in crude oil prices, transportation costs, the weather, energy prices, interest rates, and foreign currency exchange rates. Texadian’s hedging transactions may not be successful in mitigating its exposure to these fluctuations and may adversely affect reporting and operating results.

Texadian is subject to numerous laws and regulations globally that could adversely affect operating results.

Texadian is required to comply with the numerous and broad reaching laws and regulations administered by U.S. federal, state, local, and Canadian governmental agencies relating to, but not limited to, the sourcing, transporting, storing and merchandising of crude oil. Any failure to comply with applicable laws and regulations could subject Texadian to administrative penalties and injunctive relief, civil remedies, including fines, injunctions, and recalls of its products.

Texadian is subject to economic downturns, political instability and other risks of doing business with a globally sourced and traded commodity, which could adversely affect operating results.

If we are not successful in entering into hedging transactions, economic downturns and volatile conditions may have a negative impact on Texadian’s ability to execute its business strategies and on its financial position and its results of operations. Texadian’s results of operations could be affected by changes in trade, monetary and fiscal policies, laws and regulations, and other activities of governments, agencies, and similar organizations, including political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, burdensome taxes and tariffs, enforceability of legal agreements and judgments, and other trade barriers.

Risks Related to the Common Stock

Our common stock is not listed for trading and the market for our common stock has been historically illiquid, which may affect your ability to sell your shares.

Our common stock is not currently listed for trading on a national securities exchange. The volume of trading in our stock has historically been low. During the period following our emergence from bankruptcy on August 31, 2012 to November 19, 2013, the average daily trading volume for our stock has been approximately 197,000 shares, although the majority of the trading days had volume of less than 100,000 shares. Having a market for shares that are not listed for trading and without substantial liquidity can adversely affect the price of the stock at a time when you might want to sell your shares. We cannot assure investors that a more active trading market will develop even if we issue more equity in the future.

Reduced liquidity and price volatility could result in a loss to investors.

Although our common stock is traded on the Over-The-Counter Bulletin Board, there can be no assurance as to the liquidity of an investment in our common stock or as to the price an investor may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for our common stock, the market price of our common stock, investor perception and general economic and market conditions. This price volatility may make it more difficult for our stockholders to sell shares when they want at prices that they find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.

Concentrated stock ownership and a restrictive certificate of incorporation provision may discourage unsolicited acquisition proposals.

Zell Credit Opportunities Fund, L.P. (“ZCOF”), Whitebox Advisors, LLC (“Whitebox”), and Waterstone Capital Management, L.P. (“Waterstone”), together with their affiliates, each own or have the right to acquire as of the date hereof approximately 33.4%, 24.6% and 7.9%, respectively, or when aggregated, 64.4% of our outstanding common stock. The level of their combined ownership of shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. In addition, the change in ownership limitations contained in Article 11 of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal.

Future sales of our common stock may depress our stock price.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC to implement Section 404, we are required to furnish a report by our management to include in our annual reports on Form 10-K regarding the effectiveness of our internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of our internal control over financial reporting as of the end of our fiscal year, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by management.

We have in the past, and in the future may discover, areas of our internal control over financial reporting which may require improvement. Prior to our emergence from bankruptcy, management concluded we had material weaknesses with respect to maintaining an effective financial reporting and closing process to prepare financial statements in accordance with U.S. generally accepted accounting principles. The majority of the factors contributing to our material weaknesses related to the impact the bankruptcy had on critical accounting processes and related accounting resources. At December 31, 2012, management performed an assessment of the design and operating effectiveness of internal control over financial reporting and determined that there were control gaps in our internal control and related processes that require remediation to be performed by management. Furthermore, while completing our December 31, 2012 year end close process, adjustments were identified relating to the application of fresh start accounting that impacted amounts, the presentation of the financial statements and related disclosures previously reported in our Quarterly Report on Form 10-Q for the periods ended September 30, 2012. Accordingly, management concluded that these findings were evidence that a material weakness still exists as of December 31, 2012. These material weaknesses have not been remedied and the effectiveness of our internal control over financial reporting in the future will depend on our ability to fulfill the steps to remediate these and other material weaknesses. If we are unable to assert that our internal control over financial reporting is effective now or in any future period, or if our auditors are unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our stock price.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the registration statement of which it forms a part and the documents incorporated by reference herein may constitute “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (“PSLRA”), or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Par Petroleum Corporation and its subsidiaries or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Important factors, risks and uncertainties that could cause actual results to differ materially from those forward-looking statements include, but are not limited to:

•	our ability to maintain adequate liquidity;

•	identifying future acquisitions and our diligence of any acquired businesses;

•	our ability to realize the intended benefits of the Tesoro Acquisition and successfully integrate the business acquired;

•	our level of indebtedness;

•	our ability to generate cash flow;

•	the continued availability of our net operating loss tax carryforwards;

•	instability in the global financial system;

•	the strength and financial resources of our competitors;

•	credit risk of our contract counterparties;

•	legal and/or regulatory compliance requirements;

•	effectiveness of our disclosure controls and procedures and our internal controls over financial reporting;

•	the volatility of crude oil prices, refined product prices and electrical power prices;

•	the demand for transportation fuels resulting from the recent global economic downturn;

•	the potential for spills, discharges or other releases of petroleum products or hazardous substances;

•	our inventory risk management activities;

•	interruptions of supply and increased cost resulting from third-party transportation of crude oil and refined products;

•	the failure of our critical information systems;

•	our dependence on the results of Piceance Energy;

•	our ability to control activities on properties we do not operate;

•	the volatility of natural gas and oil prices, including the effect of local or regional factors;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	our ability to replace production;

•	the success of our exploration and development efforts;

•	declines in the values of our natural gas and oil properties resulting in writedowns;

•	timing, amount, and marketability of production;

•	third party curtailment, or processing plant or pipeline capacity constraints beyond our control;

•	seasonal weather conditions;

•	operating hazards that result in losses;

•	uninsured or underinsured operating activities;

•	our ability to develop and grow our marketing, transportation, distribution and logistics business;

•	the success of Texadian’s risk management strategies;

•	compliance with laws and regulations relating to Texadian’s business;

•	commodity price risk for the business of Texadian;

•	the illiquidity and price volatility of our common stock; and

•	the concentrated ownership of our common stock.

The forward-looking statements contained in this prospectus, the registration statement of which it forms a part, and the documents incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus, the registration statement of which it forms a part, and the documents incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference herein. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders named in this prospectus will pay any underwriting fees, discounts and commissions, along with certain of the selling stockholders’ out-of-pocket expenses, incurred in connection with their sale of shares registered under this prospectus. We will bear all other costs, fees and expenses incurred by us, or by the selling stockholders, in effecting the registration, offer and sale of the shares covered by this prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Delayed Draw Term Loan Credit Agreement

Certain of our stockholders are lenders under the Loan Agreement. For a description of the terms and conditions of the Loan Agreement, see “Note 5 — Debt — Delayed Draw Term Loan Credit Agreement” and “— Amendment to the Loan Agreement ” to our historical financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 14, 2013, and “Tenth Amendment to Delayed Draw Term Loan Credit Agreement” included in Item 1.01 of our Current Report on Form 8-K filed with the SEC on September 27, 2013, which are incorporated by reference into this prospectus.

Warrant Issuance Agreement

Certain of our stockholders who are lenders under the Loan Agreement received warrants exercisable for shares of common stock in connection with such loan. For a description of the terms and conditions of the warrants, see “Note 5 — Warrant Issuance Agreement” to our historical financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 filed with the SEC on November 14, 2013, which is incorporated by reference into this prospectus.

In connection with the sale of 143,884,892 shares of our common stock in the private placement transaction, each warrantholder waived its right to certain anti-dilution adjustments and other rights set forth in the warrant issuance agreement that would have been triggered by the issuance of the shares.

Stockholders Agreement

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, we entered into a stockholders agreement (the “Stockholders Agreement”) with certain of our stockholders (the “Stockholders”), including affiliates of Whitebox, ZCOF and Waterstone, providing the Stockholders with the right, among other rights, to elect members of our Board of Directors and the boards of directors of our subsidiaries, as described under “Description of Capital Stock — Stockholders Agreement.”

In addition, under the Stockholders Agreement, during the two years ending August 31, 2014, we may not consummate either (i) a merger, stock issuance, sale of all or substantially all assets, change of entity, or any similar transaction pursuant to which not all holders of our securities entitled to vote for members of our Board of Directors are treated equally or (ii) a transaction with an affiliate, without prior approval from either (1) a majority of such securities not held by Whitebox, ZCOF and Waterstone or their affiliates (the “Required Majority”) or (2) the Independent Designee, as defined under “Description of Capital Stock — Stockholders Agreement.” If such transaction is approved by the Independent Designee without the approval of the Required Majority, we may not consummate any such transaction unless it also receives an opinion from an investment bank or other similar financial advisor that the contemplated transaction is fair, from a financial point of view, to us; provided, however, that such opinion shall only be required (i) for any transaction with a value in excess of $45 million or (ii) for any transaction with an affiliate with a value in excess of $7.5 million. Notwithstanding the foregoing, no such opinion shall be required for any capital contributions used solely to support our potential $60 million in additional capital contributions to Piceance Energy in accordance with the limited liability company agreement with Laramie that governs the operations of Piceance Energy, if the timing of such capital contributions makes obtaining such opinion impractical. Certain other identified transactions are also excluded from the above requirements.

Common Stock Purchase Agreement

Pursuant to the Common Stock Purchase Agreement with the selling stockholders, we sold 143,884,892 shares of our common stock in a private placement transaction. As described under “Selling Stockholders,” certain of the selling stockholders are affiliates of our officers and have the right to designate members of our

Board of Directors pursuant to the Stockholders Agreement, as described under “Description of Capital Stock —Stockholders Agreement.”

Registration Rights Agreements

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, we entered into a registration rights agreement (the “Registration Rights Agreement”) with the Stockholders providing the Stockholders with certain registration rights, as described under “Description of Capital Stock — Registration Rights Agreements.”

In connection with the sale of 143,884,892 shares of our common stock in the private placement transaction, we entered into a registration rights agreement with the selling stockholders (the “Selling Stockholders Registration Rights Agreement”), as described under “Description of Capital Stock — Registration Rights Agreements.”

Pursuant to the Selling Stockholders Registration Rights Agreement, we have filed a registration statement on Form S-1 with the SEC, of which this prospectus forms a part, under the Securities Act to register the resales by the selling stockholders of the shares purchased in the private placement transaction.

Services Agreements

On September 17, 2013 (but effective January 1, 2013), we entered into letter agreements (the “Services Agreements”) with Equity Group Investments, an affiliate of ZCOF (“EGI”), and Whitebox. Pursuant to the Services Agreements, EGI and Whitebox agreed to provide us with ongoing strategic, advisory and consulting services that may include, (i) advice on financing structures and our relationship with lenders and bankers, (ii) advice regarding public and private offerings of debt and equity securities, (iii) advice regarding asset dispositions, acquisitions or other asset management strategies, (iv) advice regarding potential business acquisitions, dispositions or combinations involving us or our affiliates, or (v) such other advice directly related or ancillary to the above strategic, advisory and consulting services as may be reasonably requested by us.

EGI and Whitebox will not receive a fee for the provision of the strategic, advisory or consulting services set forth in the Services Agreements, but may be periodically reimbursed by us, upon request, for (i) travel and out of pocket expenses, provided that in the event that such expenses exceed $50,000 in the aggregate with respect to any single proposed matter, EGI or Whitebox, as applicable, will obtain our consent prior to incurring additional costs, and (ii) provided that we provide prior consent to their engagement with respect to any particular proposed matter, all reasonable fees and disbursements of counsel, accountants and other professionals incurred in connection with EGI’s or Whitebox’s, as applicable, services under the Services Agreements. In consideration of the services provided by EGI and Whitebox under the Services Agreements, we agreed to indemnity each of them for certain losses incurred by them relating to or arising out of the Services Agreements or the services provided thereunder. To date, neither EGI nor Whitebox has received any compensation under the Services Agreements.

The Services Agreements have a term of one year and will be automatically extended for successive one-year periods unless terminated, by either party, at least 60 days prior to any extension date.

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors has recognized that transactions between us and certain related persons present a heightened risk of conflicts of interest. In order to ensure that we act in the best interests of our stockholders, our Board of Directors has delegated the review and approval of related party transactions to the Audit Committee in accordance with our written Audit Committee Charter. After its review, the Audit Committee will only approve or ratify transactions that are fair to us and not inconsistent with the best interests of us and our stockholders. Any director who may be interested in a related party transaction shall recuse himself from any consideration of such related party transaction.

SELLING STOCKHOLDERS

The following table sets forth information relating to the selling stockholders’ beneficial ownership of our shares as of November 15, 2013. This prospectus covers the offering for resale from time to time of up to 143,884,892 shares owned by the selling stockholders. As used herein, “selling stockholders” includes pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder after the date of this prospectus.

No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act. We will supplement or amend this prospectus to include additional selling stockholders upon request and upon provision of all required information to us, subject to the terms of the Selling Stockholders Registration Rights Agreement, as described under the “Description of Capital Stock Registration Rights Agreements.”

The following table and related footnotes set forth:

•	the name of each selling stockholder;

•	if different, the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the shares;

•	the number of our shares beneficially owned by such stockholder prior to the offering;

•	the number being offered for the stockholder’s account; and

•	the number to be owned by such stockholder after completion of the offering (assuming the sale of all shares offered by this prospectus).

Unless otherwise indicated, none of the selling stockholders is a broker-dealer registered under Section 15 of the Exchange Act, or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. Certain selling stockholders have the right to designate members of our Board of Directors pursuant to the Stockholders Agreement, as described under “Description of Capital Stock – Stockholders Agreement.”

We prepared the table based on information supplied to us by the selling stockholders. We have not sought to verify such information. The percentages of shares beneficially owned and being offered are based on the number of shares that were outstanding as of November 15, 2013, unless otherwise stated in the footnotes to the table below. Additionally, some or all of the selling stockholders may have sold or transferred some or all of their shares in exempt or non-exempt transactions since such date. Other information about the selling stockholders may also change over time.

Selling Stockholder	Common Stock Beneficially Owned Prior to Offering			Number of Shares Which May be Sold in This Offering	Common Stock Beneficially Owned After this Offering(1)
	Number		Percent		Number		Percent
ZCOF Par Petroleum Holdings, L.L.C.	48,788,534	(2)	16.3%	44,829,206	3,959,328	(2)	1.3%
Whitebox Asymmetric Partners, LP	5,630,102	(3)	1.9%	5,029,616	600,486	(3)	*
Whitebox Multi-Strategy Partners, LP	28,723,794	(4)	9.6%	9,659,528	19,064,266	(4)	6.4%
Whitebox Concenrated Convertible Arbitrage Partners, LP	10,946,054	(5)	3.7%	4,896,381	6,049,673	(5)	2.0%
Whitebox Credit Arbitrage Partners, LP	14,588,024	(6)	4.9%	3,364,181	11,223,843	(6)	3.8%
Pandora Select Partners, LP	7,821,857	(7)	2.6%	3,530,724	4,291,133	(7)	1.4%
Whitebox Institutional Partners, LP	4,863,073	(8)	1.6%	4,863,073	0	(8)	0%
Whitebox Special Opportunities Fund, LP — Series O	1,432,275	(9)	*	1,432,275	0	(9)	0%

Whitebox Tactial Opportunities Fund	532,939	(10)	*	532,939	0	(10)	0%
ICQ Investments, LP, Series 10	14,575,540	(11)	4.9%	14,575,540	0	(11)	0%
ICQ Investments, LP, Series 12	3,410,072	(12)	1.1%	3,410,072	0	(12)	0%
MC Par LLC	14,028,777	(13)	4.7%	14,028,777	0	(13)	0%
Bamboula Partners LP	12,949,640	(14)	4.3%	12,949,640	0	(14)	0%
Highbridge International LLC	13,798,687	(15)	4.6%	6,538,339	7,260,348	(15)	2.4%
Leon Cooperman	3,597,122	(16)	1.2%	3,597,122	0	(16)	0%
Chatham Eureka Fund L.P.	3,597,122	(17)	1.2%	3,597,122	0	(17)	0%
Bernard Osher Trust dtd 3/8/88	3,458,273	(18)	1.2%	2,158,273	1,300,000	(18)	*
Third Avenue Special Situations (Master) Fund, L.P.	719,424	(19)	*	719,424	0	(19)	0%
The Jerald and Melody Howe Weintraub Revocable Trust	1,119,424	(20)	*	719,424	400,000	(20)	*
Jacoby Enterprises Inc.	869,424	(21)	*	719,424	150,000	(21)	*
Howard Berkowitz	1,149,568	(22)	*	539,568	610,000	(22)	*
Groundlayer Capital Inc. The Alpha Fund	1,030,100	(23)	*	359,712	670,388	(23)	*
Diane B. Wilsey Revocable Trust DTD 5/14/02	559,712	(24)	*	359,712	200,000	(24)	*
JBAB Holdings LLLP	251,799	(25)	*	251,799	0	(25)	0%
Cougar Capital LLC	585,827	(26)	*	215,827	370,000	(26)	*
Fried Investment Corporation	229,856	(27)	*	179,856	50,000	(27)	*
Black Swan Alternatives, LLC	179,856	(28)	*	179,856	0	(28)	0%
Will K. Weinstein Revocable Trust	469,856	(29)	*	179,856	290,000	(29)	*
JWLP Investments Ltd.	359,712	(30)	*	359,712	0	(30)	0%
Filbert Partnership LP — Fund 2	107,914	(31)	*	107,914	0	(31)	0%

*	Less than one percent.
(1)	Assumes that the selling stockholders will sell all of the common stock offered pursuant to this prospectus.
(2)	Includes 3,959,328 shares of common stock issuable upon exercise of a warrant issued to ZCOF. ZCOF is part of a group within the meaning of Section 13(d)(3) of the Exchange Act with Zell Credit Opportunities Master Fund, L.P. (“Master Fund”) and Chai Trust Company, LLC (“General Partner”), as set forth in the Schedule 13D/A filed with the SEC on September 30, 2013. ZCOF, Master Fund and General Partner share voting and dispositive power over all of these shares. Each of Master Fund and General Partner is deemed to be the beneficial owner of a total of 101,188,525 shares of common stock, or approximately 33.4% of the issued and outstanding shares of common stock, including the 48,788,533 shares of common stock beneficially owned by ZCOF, and Master Fund shares voting and dispositive power with General Partner with respect to such shares. The address of ZCOF, Master Fund and General Partner is Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606.
(3)	Whitebox Advisors LLC is the managing member of Whitebox Asymmetric Advisors, LLC, the investment manager of Whitebox Asymmetric Partners, LP, the Cayman Island limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(4)	Whitebox Advisors LLC is the managing member of Whitebox Multi-Strategy Advisors, LLC, the investment manager of Whitebox Multi-Strategy Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(5)	Whitebox Advisors LLC is the managing member of Whitebox Concentrated Convertible Arbitrage Advisors, LLC, the investment manager of Whitebox Concentrated Convertible Arbitrage Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(6)	Whitebox Advisors LLC is the managing member of Whitebox Credit Arbitrage Advisors, LLC, the investment manager of Whitebox Credit Arbitrage Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(7)	Whitebox Advisors LLC is the managing member of Pandora Select Advisors, LLC, the investment manager of Pandora Select Partners, LP, the British Virgin Islands limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(8)	Whitebox Advisors LLC is the investment manager of Whitebox Institutional Partners, LP, the Delaware limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(9)	Whitebox Advisors LLC is the managing member of Whitebox Special Opportunities Advisors, LLC, the investment manager of Whitebox Special Opportunities Fund, LP — Series O, the Delaware limited partnership that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(10)	Whitebox Advisors LLC is the investment advisor of Whitebox Mutual Funds, a Delaware investment trust, with Whitebox Tactical Opportunities Fund, a series of the Delaware investment trust that has direct beneficial ownership. Whitebox Advisors LLC is owned by Andrew Redleaf, Robert Vogel and Jason Cross, and shares voting and dispositive power over all of the shares. The address of these persons is 3033 Excelsior Blvd, Suite 300, Minneapolis, MN 55416.
(11)	ICQ Management, LLC, a Delaware limited liability company, is the managing entity of ICQ Investments, LP, Series 10, a series of a Delaware series limited partnership that has direct beneficial ownership. Divesh Makan holds voting and dispositive power over all of the shares. The address of these entities is 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.
(12)	ICQ Management, LLC, a Delaware limited liability company, is the managing entity of ICQ Investments, LP, Series 12, a series of a Delaware series limited partnership that has direct beneficial ownership. Divesh Makan holds voting and dispositive power over all of the shares. The address of these entities is 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.
(13)	Kenneth D. Tuchman is the managing member of MC Par, LLC and holds voting and dispositive power over all of the shares. The address of MC Par, LLC is 5251 DTC Parkway, Suite 995, Greenwood Village, CO 80111.
(14)	Bamboula GP LLC is the managing entity of Bamboula Partners LP. Lewis M. Linn and Leonard J. Loventhal share voting and dispositive power over all of the shares. The address for these persons is 3555 Timmons Lane, Suite 800, Houston, Texas 77027.
(15)	Highbridge International LLC, a Cayman limited liability company, is managed by Highbridge Capital Management, LLC, which is owned by J.P. Morgan Chase and Co. Jason Hempel and Jon Segal share voting and dispositive power over all of the shares. The address for Highbridge International LLC is 40 West 57th Street, 32nd Floor, New York, NY 10019.
(16)	Leon Cooperman has voting and dispositive power over all of the shares. His address is St. Andrew’s Country Club, 17024 Brookwood Drive, Boca Raton, FL 33496.
(17)	Chatham Eureka Fund L.P. is managed by Chatham Asset Management, LLC. Anthony Melchiorre and Kevin O’Malley share voting and dispositive power over all of the shares. The address for Chatham Eureka Fund L.P. is 26 Main Street, Chatham, NJ 07928.
(18)	Bernard Osher is the trustee of the Bernard Osher Trust dtd 3/8/88, a revocable trust, and the address for this entity is One Ferry Building, Suite 255, San Francisco, CA 94111.
(19)	Third Avenue Special Situations (Master) Fund, L.P. is managed by Third Avenue Opportunity Management, LLC. Michael Fineman and Edwin Tai share voting and dispositive power over all of the shares. The address for Third Avenue Special Situations (Master) Fund, L.P. is 622 Third Avenue, 32nd Floor, New York, NY 10017.

(20)	Jerald M. Weintraub and Melody Howe Weintraub share voting and dispositive power over all of the shares held by The Jerald and Meoldy Howe Weintraub Revocable Living Trust dtd 2-5-98 and the address for this entity is 3527 Mt. Diablo Blvd. #322, Lafayette, CA 94549, c/o Weintraub Capital Management, L.P.
(21)	Jon E.M. Jacoby holds voting and dispositive power of all of the shares held by Jacoby Enterprises Inc., and the address for this entity is PO Box 3417, Little Rock, AR 72203.
(22)	Howard P. Berkowitz has voting and dispositive power over all of the shares. His address is 15 Purchase Hills Drive, Purchase, NY 10577.
(23)	Groundlayer Capital Inc., an Ontario registered investment fund manager, is the managing entity of Groundlayer Capital Inc. The Alpha Fund. Robert Grundleger and Anne MacLean share voting and dispositive power over all of the shares. The address for Groundlayer Capital Inc. The Alpha Fund is 150 King St. W., Suite 2600, Toronto, ON M5H IJ9.
(24)	Diane B. Wilsey holds voting and dispositive power over all of the shares held by Diane B. Wilsey Revocable Trust DTD 5/14/02, and the address for this entity is 2352 Pine Street, San Francisco, CA 94115.
(25)	The general partners of JBAB Holdings LLLP are Jerome Blank as Trustee of the Jerome Blank 1996 Declaration Trust dated September 19, 1996 as amended and restated, Andy Blank as Trustee of the Andy Blank Revocable Trust dated December 27, 1999 and Michael Feltman as Trustee of the JB 2011 Trust dated December 30, 2011. Jerome Blank, Andrew Blank and Michael Feltman share voting and dispositive power over all of the shares. The address of JBAB Holdings LLLP is 3455 NW 54th Street, Miami, Florida 33142-3309.
(26)	Emanuel E. Geduld holds voting and dispositive power of all of the shares held by Cougar Capital LLC, and the address for this entity is 1370 Avenue of the Americas, 30th Fl, New York, NY 10019.
(27)	L. Richard Fried, Jr. holds voting and dispositive power of all of the shares held by Fried Investments Corporation, and the address for this entity is 841 Bishop Street, Suite 600, Honolulu, HI 96813.
(28)	Harvey R. Heller holds voting and dispositive power of all of the shares held by Black Swan Alternatives LLC, and the address for this entity is P.O. Box 770249, 288 9th St, Winter Garden, FL 34787.
(29)	Includes 454,856 shares owned by the Will K. Weinstein Revocable Trust dtd 2/27/90 and 15,000 shares owned by Weinjackson Partners, of which the Will K. Weinstein Revocable Trust dtd 2/27/90 is the general partner. Will K. Weinstein is the trustee of the Will K. Weinstein Revocable Trust dtd 2/27/90 and holds voting and dispositive power over all of the shares. The address for these entities is 1 Ferry Building, Suite 255, San Francisco, CA 94111. Will K. Weinstein Revocable Trust dtd 2/27/90 is an affiliate of a broker-dealer registered under Section 15 of the Exchange Act, but certifies that it purchased the shares to be sold hereunder in the ordinary course of business and, at the time of the purchase of such shares, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the shares to be sold hereunder.
(30)	James W. Haywood and Lynn P. Haywood share voting and dispositive power over all of the shares held by JWLP Investments Ltd. The address for this entity is 345 Augusta, Boerne, TX 78006. James W. Haywood, the President of JWLP Investments Ltd., is employed by the Company as Senior Vice President and is the Chief Executive Officer of HIE.
(31)	The Hammersmith Trust is the general partner of Filbert Partnership, LP — Fund 2, a limited partnership that has direct beneficial ownership. David E. Park, III and Jumee Y. Park share voting and dispositive power over all of the shares. The address of Filbert Partnership, LP — Fund 2 is 2754 Vallejo St., San Francisco, CA 94123.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees or other successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Over-The-Counter Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, the prevailing market prices or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	any exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority NASD Rule 2440, and, in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may, under certain circumstances, be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. There is no underwriter or coordinating broker acting in connection with the proposed sale of the common stock by the selling stockholders.

Because a selling stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible for complying with the applicable provisions of the Securities Act, and the rules and regulations thereunder promulgated, as applicable to such selling stockholders in connection with resales of their respective shares under the registration statement of which this prospectus forms a part. These provisions and regulations may limit the timing of purchases and sales of common stock by them and the marketability of such securities.

We agreed to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, (ii) all of the shares may be sold pursuant to Rule 144 under the Securities Act without volume restrictions or (iii) the third anniversary of the effective date of the registration statement of which this prospectus forms a part. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We will pay all expenses of the registration of the shares of common stock pursuant to the Selling Stockholders Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the Selling Stockholders Registration Rights Agreement. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the Selling Stockholders Registration Rights Agreement. Certain selling stockholders have the right to designate members of our Board of Directors pursuant to the Stockholders Agreement, as described under “Description of Capital Stock — Stockholders Agreement.”

DESCRIPTION OF CAPITAL STOCK

General

We have authorized under our certificate of incorporation 500,000,000 shares of common stock, $.01 par value per share, and 3,000,000 shares of preferred stock, $.01 par value per share. As of November 15, 2013, there were 299,074,523 shares of our common stock outstanding, held by approximately 184 stockholders, and no shares of our preferred stock outstanding.

The following description of our capital stock and provisions of our certificate of incorporation, bylaws, Stockholders Agreement, Registration Rights Agreement and the Selling Stockholders Registration Rights Agreement are summaries. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Certificate of Incorporation and Bylaws

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, our certificate of incorporation and bylaws were amended and restated in their entirety.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of the common stock are entitled to receive dividends, if any, as may be declared from time to time by our Board of Directors out of legally available funds.

Voting Rights

Each holder of the common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

In the event of a liquidation, dissolution or winding up, holders of the common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Restrictions on Transfer

Our certificate of incorporation contains restrictions on the transfer of certain of our securities by holders who are, or would become as a result of such transfer, a holder of at least 5% of the common stock within the meaning of Section 382 of the Code. Such restrictions were put in place in order to preserve our net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code.

Rights and Preferences

Holders of the common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of the common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Anti-Takeover Provisions

As noted above, because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and bylaws provide that only the chairman of our Board of Directors, the chief executive officer or any officer upon the written request of a majority of our Board of Directors, may call a special meeting of the stockholders.

The certificate of incorporation requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the certificate of incorporation relating to the makeup of our Board of Directors, voting requirements, liability of directors, indemnification of officers and directors, and the transfer restrictions noted above under “Restrictions on Transfer.” Our bylaws requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the bylaws. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, subject to certain exceptions. That statute, however, is not currently applicable to us as our common stock is not listed on a national securities exchange or held of record by more than 2,000 stockholders.

Stockholders Agreement

The Stockholders Agreement provides the Stockholders with the right, among other rights, to elect members of our Board of Directors and the boards of directors of our subsidiaries. Pursuant to the Stockholders Agreement, each Stockholder agrees to vote all securities of the Company entitled to vote for members of our Board of Directors owned or controlled by such Stockholder such that the size of our Board of Directors is five directors, and to cause the election of the following persons to our Board of Directors:

(a) two individuals designated by Whitebox during the two-year period ending August 31, 2014, and after such two-year period, Whitebox shall designate two individuals so long as Whitebox or its affiliates hold at least ten percent of the outstanding shares of our common stock and one individual so long as Whitebox or its affiliates hold at least five percent but less than ten percent of the outstanding shares of our common stock, or collectively, the Whitebox Designees. In the event that Whitebox or its affiliates no longer hold at least five percent of the outstanding shares of our common stock, the Whitebox Designees shall be designated by holders of a majority of the outstanding shares of our common stock;

(b) two individuals designated by ZCOF during the two-year period ending August 31, 2014, and after such two-year period, ZCOF shall designate two individuals so long as ZCOF or its affiliates hold at least ten percent of the outstanding shares of our common stock and one individual so long as ZCOF or its affiliates hold at least five percent but less than ten percent of the outstanding shares of our common stock, or collectively, the ZCOF Designees. In the event that ZCOF or its affiliates no longer hold at least five percent of the outstanding shares of our common stock, the ZCOF Designees shall be designated by holders of a majority of the outstanding shares of our common stock;

(c) one individual (the “Independent Designee”) designated jointly by Whitebox, ZCOF and Waterstone, so long as Whitebox, ZCOF and Waterstone and/or their affiliates collectively hold at least twenty percent of the outstanding shares of our common stock, which Independent Designee shall not be an affiliate of Whitebox, ZCOF and Waterstone. In the event that Whitebox, ZCOF and Waterstone are no longer collectively holders of at least twenty percent of the outstanding shares of our common stock, then the Independent Designee shall be designated by holders of a majority of the then outstanding shares of our common stock. In addition, in the event that any of Whitebox, ZCOF and Waterstone (together with its affiliates) individually no longer holds at least five percent of the shares of our common stock, then such person shall no longer be entitled to jointly designate the Independent Designee, which Independent Designee shall thereafter be designated by the remaining persons who are still entitled to appoint the Independent Designee; and

(d) to the extent that any of clauses (a) through (c) above shall not be applicable, any member of our Board of Directors who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all of our stockholders entitled to vote thereon in accordance with our certificate of incorporation.

Under the Stockholders Agreement, except with respect to Piceance Energy, or as otherwise unanimously agreed by our Board of Directors, the Stockholders will cause their designees to elect the same persons set forth above to be elected as the members of the board of directors or managers of all of our subsidiaries. Each Stockholder also will cause its Designees to vote to elect the following persons to the Board of Managers of Piceance Energy so long as we are a member of Piceance Energy: (i) one person designated by Whitebox, so long as Whitebox, or any one of its affiliates, is a holder of our common stock and (ii) one person designated by ZCOF, so long as ZCOF, or any one of its affiliates, is a holder of our common stock. In the event that either Whitebox or ZCOF are no longer entitled to elect managers to our Board of Directors, then such Piceance Energy Board of Managers position shall be elected by a majority of our Board of Directors.

Under the Stockholders Agreement, if (i) we issue additional shares of our common stock to any person who, as a result of such issuance, is a holder of five percent or more of our common stock or (ii) any transferee or assignee of shares of our common stock that, by itself or together with its affiliates, is or becomes a holder of five percent or more of the shares of our common stock, then as a condition to such issuance, transfer or assignment, such purchaser, transferee or assignee shall become a party to the Stockholders Agreement.

Under the Stockholders Agreement, certain specified transactions are subject to certain specified approval requirements, as described under “Certain Relationships and Related Party Transactions – Stockholders Agreement.”

Registration Rights Agreements

Pursuant to our plan of reorganization and upon our emergence from bankruptcy on August 31, 2012, we entered into the Registration Rights Agreement with the Stockholders providing the Stockholders with certain registration rights.

Pursuant to the Registration Rights Agreement, among other things, at any time after the earlier of the consummation of a qualified public offering or 60 days after August 31, 2012, any of the Stockholders, or a group of such stockholders that, together with its or their affiliates, holds more than 15% of the Registrable

Shares (as defined in the Registration Rights Agreement), will have the right to require us to file with the SEC a registration statement on Form S-1 or S-3, or any other appropriate form under the Securities Act or the Exchange Act for a public offering of all or part of its Registrable Shares, or a Demand Registration (as defined in the Registration Rights Agreement), by delivery of written notice to us, or a Demand Request (as defined in the Registration Rights Agreement).

Within 90 days after receiving the Demand Request, we shall file with the SEC the registration statement, on any form for which we then qualify and which is available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, with respect to the Demand Registration. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after such filing. We will not be obligated (i) to effect a Demand Registration within 90 days after the effective date of a previous Demand Registration, other than for a shelf registration, or (ii) to effect a Demand Registration unless the Demand Request is for a number of Registrable Shares with an expected market value that is equal to at least (x) $15 million as of the date of such Demand Request or is for one hundred percent of the demanding Stockholder’s Registrable Shares with respect to any Demand Registration made on Form S-1 or (y) $5 million as of the date of such Demand Request with respect to any Demand Registration made on Form S-3.

Upon receipt of any Demand Request, we are required to give written notice, within ten (10) days of such Demand Registration, to all other holders of Registrable Shares, who will have the right to elect to include in such Demand Registration such portion of their Registrable Shares as they may request, subject to certain exceptions.

In addition, subject to certain exceptions, if we propose to register any class of our common stock for sale to the public, we are required, subject to certain conditions, to include all Registrable Shares with respect to which we have received written requests for inclusion.

The rights of a holder of Registrable Shares may be transferred, assigned or otherwise conveyed on to any transferee or assignee of such Registrable Shares, subject to applicable state and federal securities laws and regulations, our certificate of incorporation and the Stockholders Agreement. We will be responsible for expenses relating to the registrations contemplated by the Registration Rights Agreement.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as suspension periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

The Stockholders have waived their piggy-back registration rights under the Registration Rights Agreement in connection with the registration statement filed by us with the SEC, of which this prospectus forms a part, registering the resales of the shares of our common stock by the selling stockholders identified in this prospectus.

In connection with the sale of 143,884,892 shares of our common stock in the private placement transaction, we entered into the Selling Stockholders Registration Rights Agreement. Under the Selling Stockholders Registration Rights Agreement, we agreed to file with the SEC within 60 days after the closing date of the sale of the shares and to use our commercially reasonable efforts to cause to become effective a registration statement relating to the shares. We also agreed to use our commercially reasonable efforts to keep the registration statement effective until the earliest to occur of (i) the disposition of all registrable securities, (ii) the availability under Rule 144 of the Securities Act for each holder of registrable securities to immediately freely resell such registrable securities without volume restrictions or (iii) the third anniversary of the effective date of the registration statement.

The Selling Stockholders Registration Rights Agreement also provides the right for a holder or group of holders of more than $50 million of registrable securities to demand that we conduct an underwritten public offering of the registrable securities. However, the demanding holders are limited to a total of three such underwritten offerings, with no more than one demand request for an underwritten offering made in any 365 day period. Additionally, the Selling Stockholders Registration Rights Agreement contains customary indemnification rights and obligations for both us and the holders of registrable securities.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Porter Hedges LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Delta Petroleum Corporation (Predecessor) as of December 31, 2011 and for the period from January 1, 2012 through August 31, 2012 and for the year ended December 31, 2011, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon on the authority of said firm as experts in auditing and accounting. KPMG LLP’s report regarding the consolidated financial statements contains an explanatory paragraph that states that the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 16, 2011. The Predecessor’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 31, 2012. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of August 31, 2012. Accordingly, Par Petroleum’s consolidated financial statements prior to August 31, 2012 are not comparable to its consolidated financial statements for periods after August 31, 2012.

The consolidated financial statements of Par Petroleum Corporation as of December 31, 2012 and for the period from September 1, 2012 through December 31, 2012, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of EKS&H LLLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Tesoro Hawaii (as described in Note A to the combined financial statements) as of December 31, 2012 and 2011 and for the years then ended, appearing in Par Petroleum Corporation’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 14, 2013 incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing therein, given on the authority of such firm as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves, future production, and income attributable to certain leasehold and royalty interests as of December 31, 2012 that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to those documents and that the information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus, unless otherwise indicated:

•	our Annual Report on Form 10-K for the year ended December 31, 2012, as filed on March 27, 2013 (File No. 000-16203); and

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, as filed on May 14, 2013, August 14, 2013 and November 14, 2013, respectively (File No. 000-16203); and

•	our Current Reports on Form 8-K or Form 8-K/A filed on January 3, 2013, February 15, 2013, April 2, 2013, April 22, 2013, June 18, 2013, June 28, 2013, September 13, 2013, September 27, 2013, November 14, 2013, November 19, 2013 and November 22, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K) (File No. 000-16203); and

•	our Registration Statement on Form 8-A/A filed on December 28, 2012 (File No. 000-16203).

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded. The information contained in this prospectus should be read together with the information in the documents incorporated in this prospectus by reference.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered these incorporated documents without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, upon request received in writing or by telephone at the following address: Chief Legal Officer, Par Petroleum Corporation, One Memorial City Plaza, 800 Gessner, Suite 875, Houston, Texas 77024, (832) 916-3359.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms a part of a registration statement on Form S-1 we filed with the SEC. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and our common stock, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules and the documents incorporated by reference therein, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website on the Internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We are subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and other requirements of the Exchange Act. We furnish our stockholders with annual reports containing audited financial statements certified by independent auditors. You may read and copy any documents filed by us with the SEC at the public reference room and website of the SEC referred to above.

APPENDIX A

Glossary of Terms

The terms defined in this section are used in this prospectus:

Bbl. One barrel (of oil or natural gas liquids).

Bcf. Billion cubic feet (of natural gas).

Bcfe. Billion cubic feet equivalent.

Equivalent volumes. Equivalent volumes are computed with oil and natural gas liquid quantities converted to Mcf on an energy equivalent ratio of one barrel to six Mcf.

MBbls. Thousands of barrels of oil or natural gas liquids.

Mcf. Thousand cubic feet (of natural gas).

Mcfe. Thousand cubic feet equivalent.

MMBbls. Millions of barrels of oil or natural gas liquids.

MMcf. Million cubic feet.

MMcfe. Million cubic feet equivalent.

Present value or PV-10 When used with respect to oil and gas reserves, present value or PV-10 means the estimated future gross revenue to be generated from the production of net proved reserves, net of estimated production and future development and abandonment costs, using prices and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service, accretion, and future income tax expense or to depreciation, depletion, and amortization, discounted using monthly end-of-period discounting at a nominal discount rate of 10% per annum.

Proved developed reserves. Estimated proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved reserves. Those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.

Proved undeveloped reserves. Estimated proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required.

Working interest. An operating interest which gives the owner the right to drill, produce, and conduct operating activities on the property and a share of production.

A-1

143,884,892 Shares of Common Stock

PAR PETROELUM CORPORATION

PROSPECTUS

                    , 2013

Part II

Information Required in the Registration Statement

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby. Par Petroleum Corporation (the “Company”) will pay all expenses related to this offering. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee		$43,180.43
Printing and engraving expenses		*
Legal counsel fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).

The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

As permitted by the DGCL, the Company’s bylaws provide that the Company will indemnify its directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company’s certificate of incorporation indemnifies its directors, officers, employees, and agents, together referred to as the Authorized Representatives, against certain liabilities arising on or after August 31, 2012, the effective date of the Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates, dated August 16, 2012 (the “Plan”), to the extent such Authorized Representatives acted in good faith and in a manner such Authorized Representatives reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Authorized Representatives’ conduct was unlawful. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $10 million.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Pursuant to the Plan and upon our emergence from bankruptcy on August 31, 2012 (the “Emergence Date”), all shares of the Company’s common stock outstanding prior to the Emergence Date were cancelled. In addition, pursuant to the Plan, on the Emergence Date, the Company issued (i) 145,736,082 shares of the Company’s common stock to the holders of the Company’s prior 7% Series A Senior Notes due 2015 and the Company’s prior 3 3/4% Convertible Senior Notes due 2037, (ii) 1,919,733 shares of common stock to the holders of allowed general unsecured claims under the Plan, and (iii) warrants to purchase up to 9,592,125 million shares of the Company’s common stock issued to the lenders under the Company’s delayed draw term loan agreement. Pursuant to the Plan, between the Emergence Date and December 31, 2012, the recovery trustee under the Delta Petroleum General Recovery Trust settled 25 claims with an aggregate face amount of $6.6 million for approximately $258,905 in cash and 202,753 shares of common stock. Pursuant to the Plan, during the nine months ended September 30, 2013, the recovery trustee settled an additional 47 claims with an aggregate face amount of $17.5 million for approximately $2.7 million in cash and 2,013,773 shares of common stock. Pursuant to the Plan and subsequent to September 30, 2013, the recovery trustee settled an additional three claims with an aggregate face amount of approximately $9.3 million for approximately $2.6 million and 46,935 shares of common stock. The Company’s common stock and warrants to purchase the Company’s common stock issued pursuant to the Plan were issued pursuant to Section 1145 of the Bankruptcy Code, which exempts the issuance of securities from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

On September 25, 2013, the Company sold 143,884,892 shares of the Company’s common stock to certain accredited investors at a price of $1.39 per share resulting in gross proceeds to the Company of approximately $200 million before deducting transaction expenses. The Company did not engage any investment advisors with respect to the transaction, and no finders’ fees or commissions were paid to any party in connection therewith. The shares of the Company’s common stock were issued and sold by the Company in a private placement transaction in reliance upon an exemption from registration pursuant to Regulation D under the Securities Act.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following documents are filed as exhibits to this registration statement:

2.1	Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates dated August 13, 2012. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.@

2.2	Contribution Agreement, dated as of June 4, 2012, among Piceance Energy, LLC, Laramie Energy, LLC and the Company. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 8, 2012.@

2.3	Purchase and Sale Agreement dated as of December 31, 2012, by and among the Company, SEACOR Energy Holdings Inc., SEACOR Holdings Inc., and Gateway Terminals LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.@

2.4	Membership Interest Purchase Agreement dated as at June 17, 2013 by and among Tesoro Corporation, Tesoro Hawaii, LLC and Hawaii Pacific Energy, LLC. Incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2013.@

3.1	Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

3.2	Certificate of Amendment to the Certificate of Incorporation of the Company dated effective September 25, 2013. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

3.3	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.1	Form of the Company’s Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.2	Stockholders Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.3	Registration Rights Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.4	Warrant Issuance Agreement dated as of August 31, 2012, by and among the Company and WB Delta, Ltd., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, ZCOF Par Petroleum Holdings, L.L.C. and Highbridge International, LLC. Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.5	Form of Common Stock Purchase Warrant dated as of June 4, 2012. Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.6	Par Petroleum Corporation 2012 Long Term Incentive Plan. Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on December 21, 2012.+

4.7	Registration Rights Agreement dated as of September 25, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

5.1	Opinion of Porter Hedges LLP.*

10.1	Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.2	First Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of September 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.3	Waiver and Second Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of November 29, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.4	Third Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of December 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.5	Fourth Amendment to Delayed Draw Term Loan Credit Agreement dated as of April 19, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 22, 2013.

10.6	Fifth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 4, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2013.

10.7	Sixth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 12, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 17, 2013.

10.8	Seventh Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 17, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed in June 17, 2013.

10.9	Eighth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 14, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed in June 24, 2013.

10.10	Ninth Amendment to Delayed Draw Term Loan Credit Agreement dated as of August 1, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders.*

10.11	Tenth Amendment to Delayed Draw Term Loan Credit Agreement dated as of September 25, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

10.12	Amended and Restated Limited Liability Company Agreement for Piceance Energy, LLC. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.13	Credit Agreement dated as of June 4, 2012 among Piceance Energy, LLC, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as syndication agent. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.14	First Amendment to Credit Agreement dated August 31, 2012, by and among Piceance Energy, LLC, the financial institutions party thereto, and JPMorgan Chase Bank, N.A. Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.15	Wapiti Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.16	Delta Petroleum General Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited. Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.17	Pledge Agreement dated August 31, 2012, by Par Piceance Energy Equity LLC in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.18	Intercreditor Agreement dated August 31, 2012, by and among JP Morgan Chase Bank, N.A., as administrative agent for the First Priority Secured Parties (as defined therein), Jefferies Finance LLC, as administrative agent for the Second Priority Secured Parties (as defined therein), the Company and Par Piceance Energy Equity LLC. Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.19	Pledge and Security Agreement, dated August 31, 2012, by the Company and certain of its subsidiaries in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.20	Letter of Credit Facility Agreement dated as of December 27, 2012, by and between the Company and Compass Bank. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.21	Uncommitted Credit Agreement dated as of June 12, 2013, by and among Texadian Energy, Inc., Texadian Energy Canada Limited and BNP Paribas. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed in June 17, 2013.

10.22	Common Stock Purchase Agreement dated effective as of September 10, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 13, 2013.

10.23	Letter Agreement dated as of September 17, 2013 but effective as of January 1, 2013, by and between Whitebox Advisors, LLC and the Company. Incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013.

10.24	Letter Agreement dated as of September 17, 2013 but effective as of January 1, 2013, by and between Equity Group Investments and the Company. Incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013.

10.25	Framework Agreement dated as of September 25, 2013, by and among Hawaii Pacific Energy, LLC, Tesoro Hawaii, LLC and Barclays Bank PLC. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.26	Storage and Services Agreement dated as of September 25, 2013, by and among Tesoro Hawaii, LLC and Barclays Bank PLC. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.27	Agency and Advisory Agreement dated as of September 25, 2013, by and among Tesoro Hawaii, LLC and Barclays Bank PLC. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

10.28	Inventory First Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Wells Fargo Bank, N.A., as inventory collateral agent. Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.29	First Lien Mortgage dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Wells Fargo Bank, N.A., as collateral agent. Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.30	Intercreditor Agreement dated as of September 25, 2013, by and among Barclays Bank PLC, Wells Fargo Bank, N.A., as inventory collateral agent, Deutsche Bank AG New York Branch, as ABL loan collateral agent and as administrative agent pursuant to the ABL Credit Agreement, Hawaii Pacific Energy, LLC, and Tesoro Hawaii, LLC. Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.31	Membership Interests First Lien Pledge Agreement dated as of September 25, 2013, by and between Hawaii Pacific Energy, LLC and Wells Fargo Bank, N.A., as inventory collateral agent. Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.32	ABL Credit Agreement dated as of September 25, 2013, by and among Tesoro Hawaii, LLC, the other borrowers party thereto, Hawaii Pacific Energy, LLC, the Lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and ABL loan collateral agent. Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.33	ABL Loan Second Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Wells Fargo Bank, National Association, as inventory collateral agent. Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.34	ABL Loan First Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Deutsche Bank AG New York Branch, as ABL loan collateral agent. Incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.35	Second Lien Mortgage dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Deutsche Bank AG New York Branch, as collateral agent. Incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.36	Membership Interests Second Lien Pledge Agreement dated as of September 25, 2013, by and between Hawaii Pacific Energy, LLC and Deutsche Bank AG New York Branch, as ABL loan collateral agent. Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.37	Inventory Second Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Deutsche Bank AG New York Branch, as collateral agent. Incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.38	Environmental Agreement dated as of September 25, 2013, by and among Tesoro Corporation, Tesoro Hawaii, LLC and Hawaii Pacific Energy, LLC. Incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013.

10.39	Form of Indemnification Agreement between the Company and its Directors and Executive Officers. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 19, 2012.+

23.1	Consent of EKS&H LLLP.*

23.2	Consent of KPMG LLP.*

23.3	Consent of Ernst & Young LLP*

23.4	Consent of Netherland, Sewell & Associates, Inc.*

23.5	Consent of Porter Hedges LLP (included in Exhibit 5.1).*

99.1	Report of Netherland, Sewell & Associates, Inc. regarding the registrant’s estimated proved reserves as of December 31, 2012. Incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

99.2	Agreement of Settlement and Release dated September 19, 2012, by and between The Wapiti Recovery Trust and Wapiti Oil & Gas, L.L.C. Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 25, 2012.

+	Management contracts and compensatory plans.
*	Filed herewith.
@	Schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

ITEM 17.	UNDERTAKINGS.

(a) The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 22, 2013.

Par Petroleum Corporation

By:	/s/ William Monteleone
William Monteleone
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William Monteleone and R. Seth Bullock, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates presented.

Signature	Title	Date

/s/ William Monteleone William Monteleone	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 22, 2013

/s/ R. Seth Bullock R. Seth Bullock	Chief Financial Officer (Principal Financial and Accounting Officer)	November 22, 2013

/s/ L. Melvin Cooper L. Melvin Cooper	Director	November 22, 2013

/s/ Michael R. Keener Michael R. Keener	Director	November 22, 2013

/s/ Benjamin Lurie Benjamin Lurie	Director	November 22, 2013

/s/ Jacob Mercer Jacob Mercer	Director	November 22, 2013

Exhibit Number	Description

2.1	Third Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and Its Debtor Affiliates dated August 13, 2012. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.@

2.2	Contribution Agreement, dated as of June 4, 2012, among Piceance Energy, LLC, Laramie Energy, LLC and the Company. Incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on June 8, 2012.@

2.3	Purchase and Sale Agreement dated as of December 31, 2012, by and among the Company, SEACOR Energy Holdings Inc., SEACOR Holdings Inc., and Gateway Terminals LLC. Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.@

2.4	Membership Interest Purchase Agreement dated as at June 17, 2013 by and among Tesoro Corporation, Tesoro Hawaii, LLC and Hawaii Pacific Energy, LLC. Incorporated by reference to Exhibit 2.4 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2013.@

3.1	Amended and Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

3.2	Certificate of Amendment to the Certificate of Incorporation of the Company dated effective September 25, 2013. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

3.3	Amended and Restated Bylaws of the Company. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.1	Form of the Company’s Common Stock Certificate. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.2	Stockholders Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.3	Registration Rights Agreement effective as of August 31, 2012, by and among the Company, Zell Credit Opportunities Master Fund, L.P., Waterstone Capital Management, L.P., Pandora Select Partners, LP, Iam Mini-Fund 14 Limited, Whitebox Multi-Strategy Partners, LP, Whitebox Credit Arbitrage Partners, LP, HFR RVA Combined Master Trust, Whitebox Concentrated Convertible Arbitrage Partners, LP and Whitebox Asymmetric Partners, LP. Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.4	Warrant Issuance Agreement dated as of August 31, 2012, by and among the Company and WB Delta, Ltd., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, ZCOF Par Petroleum Holdings, L.L.C. and Highbridge International, LLC. Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.5	Form of Common Stock Purchase Warrant dated as of June 4, 2012. Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

4.6	Par Petroleum Corporation 2012 Long Term Incentive Plan. Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 filed on December 21, 2012.+

4.7	Registration Rights Agreement dated as of September 25, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

5.1	Opinion of Porter Hedges LLP.*

10.1	Delayed Draw Term Loan Credit Agreement dated as of August 31, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.2	First Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of September 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.3	Waiver and Second Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of November 29, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

10.4	Third Amendment to Delayed Draw Term Loan Credit Agreement, Joinder, Waiver, Consent and Omnibus Amendment Agreement dated as of December 28, 2012, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.5	Fourth Amendment to Delayed Draw Term Loan Credit Agreement dated as of April 19, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 22, 2013.

10.6	Fifth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 4, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on August 14, 2013.

10.7	Sixth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 12, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 17, 2013.

10.8	Seventh Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 17, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed in June 17, 2013.

10.9	Eighth Amendment to Delayed Draw Term Loan Credit Agreement dated as of June 14, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed in June 24, 2013.

10.10	Ninth Amendment to Delayed Draw Term Loan Credit Agreement dated as of August 1, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders.*

10.11	Tenth Amendment to Delayed Draw Term Loan Credit Agreement dated as of September 25, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders. Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

10.12	Amended and Restated Limited Liability Company Agreement for Piceance Energy, LLC. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.13	Credit Agreement dated as of June 4, 2012 among Piceance Energy, LLC, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wells Fargo Bank, National Association, as syndication agent. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.14	First Amendment to Credit Agreement dated August 31, 2012, by and among Piceance Energy, LLC, the financial institutions party thereto, and JPMorgan Chase Bank, N.A. Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.15	Wapiti Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.16	Delta Petroleum General Recovery Trust Agreement dated August 27, 2012, by and among the Company, DPCA LLC, Delta Exploration Company, Inc., Delta Pipeline, LLC, DLC, Inc., CEC, Inc., Castle Texas Production Limited. Partnership, Amber Resources Company of Colorado, Castle Exploration Company, Inc. and John T. Young. Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.17	Pledge Agreement dated August 31, 2012, by Par Piceance Energy Equity LLC in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.18	Intercreditor Agreement dated August 31, 2012, by and among JP Morgan Chase Bank, N.A., as administrative agent for the First Priority Secured Parties (as defined therein), Jefferies Finance LLC, as administrative agent for the Second Priority Secured Parties (as defined therein), the Company and Par Piceance Energy Equity LLC. Incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.19	Pledge and Security Agreement, dated August 31, 2012, by the Company and certain of its subsidiaries in favor of Jefferies Finance LLC. Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 7, 2012.

10.20	Letter of Credit Facility Agreement dated as of December 27, 2012, by and between the Company and Compass Bank. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on January 3, 2013.

10.21	Uncommitted Credit Agreement dated as of June 12, 2013, by and among Texadian Energy, Inc., Texadian Energy Canada Limited and BNP Paribas. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed in June 17, 2013.

10.22	Common Stock Purchase Agreement dated effective as of September 10, 2013, by and among the Company and the Purchasers party thereto. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed in September 13, 2013.

10.23	Letter Agreement dated as of September 17, 2013 but effective as of January 1, 2013, by and between Whitebox Advisors, LLC and the Company. Incorporated by reference to Exhibit 10.18 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013.

10.24	Letter Agreement dated as of September 17, 2013 but effective as of January 1, 2013, by and between Equity Group Investments and the Company. Incorporated by reference to Exhibit 10.17 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013.

10.25	Framework Agreement dated as of September 25, 2013, by and among Hawaii Pacific Energy, LLC, Tesoro Hawaii, LLC and Barclays Bank PLC. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.26	Storage and Services Agreement dated as of September 25, 2013, by and among Tesoro Hawaii, LLC and Barclays Bank PLC. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.27	Agency and Advisory Agreement dated as of September 25, 2013, by and among Tesoro Hawaii, LLC and Barclays Bank PLC. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on September 27, 2013.

10.28	Inventory First Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Wells Fargo Bank, N.A., as inventory collateral agent. Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.29	First Lien Mortgage dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Wells Fargo Bank, N.A., as collateral agent. Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.30	Intercreditor Agreement dated as of September 25, 2013, by and among Barclays Bank PLC, Wells Fargo Bank, N.A., as inventory collateral agent, Deutsche Bank AG New York Branch, as ABL loan collateral agent and as administrative agent pursuant to the ABL Credit Agreement, Hawaii Pacific Energy, LLC, and Tesoro Hawaii, LLC. Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.31	Membership Interests First Lien Pledge Agreement dated as of September 25, 2013, by and between Hawaii Pacific Energy, LLC and Wells Fargo Bank, N.A., as inventory collateral agent. Incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.32	ABL Credit Agreement dated as of September 25, 2013, by and among Tesoro Hawaii, LLC, the other borrowers party thereto, Hawaii Pacific Energy, LLC, the Lenders party thereto and Deutsche Bank AG New York Branch, as administrative agent and ABL loan collateral agent. Incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.33	ABL Loan Second Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Wells Fargo Bank, National Association, as inventory collateral agent. Incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.34	ABL Loan First Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Deutsche Bank AG New York Branch, as ABL loan collateral agent. Incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.35	Second Lien Mortgage dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Deutsche Bank AG New York Branch, as collateral agent. Incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.36	Membership Interests Second Lien Pledge Agreement dated as of September 25, 2013, by and between Hawaii Pacific Energy, LLC and Deutsche Bank AG New York Branch, as ABL loan collateral agent. Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.37	Inventory Second Lien Security Agreement dated as of September 25, 2013, by and between Tesoro Hawaii, LLC and Deutsche Bank AG New York Branch, as collateral agent. Incorporated by reference to Exhibit 10.14 to the Company’s Current Report on Form 8-K filed on September 27, 2013.@

10.38	Environmental Agreement dated as of September 25, 2013, by and among Tesoro Corporation, Tesoro Hawaii, LLC and Hawaii Pacific Energy, LLC. Incorporated by reference to Exhibit 10.16 to the Company’s Quarterly Report on Form 10-Q filed on November 14, 2013.

10.39	Form of Indemnification Agreement between the Company and its Directors and Executive Officers. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 19, 2012.+

23.1	Consent of EKS&H LLLP.*

23.2	Consent of KPMG LLP.*

23.3	Consent of Ernst & Young LLP.*

23.4	Consent of Netherland, Sewell & Associates, Inc.*

23.5	Consent of Porter Hedges LLP (included in Exhibit 5.1).*

99.1	Report of Netherland, Sewell & Associates, Inc. regarding the registrant’s estimated proved reserves as of December 31, 2012. Incorporated by reference to Exhibit 99.1 to the Company’s Annual Report on Form 10-K filed on March 27, 2013.

99.2	Agreement of Settlement and Release dated September 19, 2012, by and between The Wapiti Recovery Trust and Wapiti Oil & Gas, L.L.C. Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on September 25, 2012.

+	Management contracts and compensatory plans.
*	Filed herewith.
@	Schedules and similar attachments to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.